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                                                                  Exhibit (j)(2)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the caption "Financial Highlights" in the Prospectuses and on the cover pages and under the captions "Auditors" and "Financial Statements" in the Statements of Additional Information in Post-Effective Amendment No. 14 to the Registration Statement (Form N-1A, No. 33-49290), and to the incorporation by reference therein of our report dated February 8, 2002 with respect to the December 31, 2001 financial statements of the Galaxy VIP Fund (comprising Money Market Fund, Equity Fund, Growth and Income Fund, Small Company Growth Fund, Columbia Real Estate Equity Fund II, Asset Allocation Fund, High Quality Bond Fund, and Columbia High Yield Fund II) included in its Annual Report to Shareholders.


                                       /s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 26, 2002